EXHIBIT 4.6
BIOSITE INCORPORATED
AMENDED AND RESTATED
STOCK INCENTIVE PLAN
Effective June 23, 2006
ARTICLE 1 INTRODUCTION.
     The Plan was adopted by the Board on December 5, 1996, and was approved by the Company’s stockholders on December 6, 1996. The Plan is effective December 1, 1996. However, Articles 7, 8 and 9 shall not apply prior to the Company’s initial public offering. On February 27, 1998, the Plan was amended by the Board to increase the number of shares under the Plan. The Plan was amended again on March 26, 1999, January 28, 2000, January 19, 2001, April 17, 2002, and March 28, 2003, to increase the number of shares available under the Plan, on April 20, 1999, to remove provisions permitting the repricing of stock options at lower exercise prices, on November 7, 2002, to revise provisions as to limitations on payments under the Plan, and on October 23, 2002, to adopt provisions applicable to stock options granted to recipients residing in France. On April 15, 2004, the Plan was amended by the Compensation Committee to further increase the number of shares available under the Plan and to revise certain provisions of the Plan applicable to stock options granted to employees located in France. On April 8, 2005, the Plan was subsequently amended by the Board to increase the number of shares available in the Plan. The amendment and restatement of the Plan as set forth herein was approved by the Board on April 6, 2006 and by the Company’s stockholders on June 23, 2006.
     The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Key Employees to focus on critical long-range objectives, (b) encouraging the attraction and retention of Key Employees with exceptional qualifications and (c) linking Key Employees directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.
     The Plan shall be governed by, and construed in accordance with, the laws of the State of California.
ARTICLE 2 ADMINISTRATION.
     2.1 Committee Composition. Except as otherwise specifically provided in this Plan, the Plan shall be administered by the Committee. Except as provided below, the Committee shall consist exclusively of directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:
     (a) Such requirements, if any, as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and
     (b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.
The Board may act on its own behalf with respect to Outside Directors and may also appoint one or more separate committees composed of one or more officers of the Company who need not be directors of the Company and who need not satisfy the foregoing requirements, who may administer the Plan with respect to Key Employees who are not “covered employees” under section 162(m)(3) of the Code and who are not required to report pursuant to § 16(a) of the Exchange Act.
     2.2 Committee Responsibilities. The Committee shall (a) select the Key Employees who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The

Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.
     2.3 Cancellation and Re-Grant of Awards. Notwithstanding anything to the contrary in the Plan, neither the Board nor the Committee shall have the authority to: (a) reprice any outstanding Awards under the Plan, (b) cancel and re-grant any outstanding Awards under the Plan, or (c) effect any other action that is treated as a repricing under generally accepted accounting principles unless, in each case, the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.
ARTICLE 3 SHARES AVAILABLE FOR GRANTS.
     3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares available for Restricted Shares, Stock Units, Options and SARs awarded under the Plan shall not exceed Seven Million (7,000,000). Of the Common Shares available hereunder, no more than 20% in aggregate shall be available with respect to Outside Directors. The limitation of this Section 3.1 shall be subject to adjustment pursuant to Article 10. The number of Common Shares available under this Plan shall be increased by unexercised or forfeited Common Shares under the Company’s 1989 Stock Plan.
     3.2 Additional Shares. If Stock Units, Options or SARs are forfeited or if Options or SARs terminate for any other reason before being exercised, then the corresponding Common Shares shall again become available for Awards under the Plan. If Restricted Shares are forfeited before any dividends have been paid with respect to such Shares, then such Shares shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Common Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan.
     3.3 Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Restricted Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units.
ARTICLE 4 ELIGIBILITY.
     4.1 General Rules. Only Key Employees (including, without limitation, independent contractors who are not members of the Board) shall be eligible for designation as Participants by the Committee.
     4.2 Outside Directors. The Committee may provide that the NSOs that otherwise would be granted to an Outside Director under this Plan shall instead be granted to an affiliate of such Outside Director. Such affiliate shall then be deemed to be an Outside Director for purposes of the Plan, provided that the service-related vesting and termination provisions pertaining to the NSOs shall be applied with regard to the service of the Outside Director.
     4.3 Incentive Stock Options. Only Key Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.
ARTICLE 5 OPTIONS.
     5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan (including any addendum hereto) and may be subject to any other terms that are not inconsistent with the Plan. The

Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a cash payment or in consideration of a reduction in the Optionee’s other compensation. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.2.
     5.2 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 10. Options granted to any Optionee in a single calendar year shall in no event cover more than 250,000 Common Shares, subject to adjustment in accordance with Article 10.
     5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant and the Exercise Price under an NSO shall in no event be less than the par value of the Common Shares subject to such NSO. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding, provided that prior to the Company’s initial public offering, the NSO Exercise Price shall be at least 85% (110% for 10% shareholders) of the Fair Market Value of a Common Share of Stock on the date of grant.
     5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable, provided that prior to the Company’s initial public offering, Options shall become exercisable pursuant to a schedule providing for at least 20% vesting per year over a five-year period (or, in the case of performance options, to the extent permitted under applicable regulations of the California Department of Corporations). The Stock Option Agreement shall also specify the term of the Option, provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. Except as explicitly provided otherwise in an Optionee’s Stock Option Agreement, in the event that an Optionee’s service is terminated for Cause, the Stock Option shall terminate upon the termination date of such Optionee’s service, and the Optionee shall be prohibited from exercising his or her Stock Option from and after the time of such termination of service.
     Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. NSOs may also be awarded in combination with Restricted Shares or Stock Units, and such an Award may provide that the NSOs will not be exercisable unless the related Restricted Shares or Stock Units are forfeited.
     Prior to the Company’s initial public offering, Options must be exercised within 30 days of the termination of employment (six months for termination on account of death or disability).
     5.5 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become fully exercisable as to all Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.
     5.6 Modification or Assumption of Options. Within the limitations of the Plan (including, without limitation, Section 2.3), the Committee may modify, extend or assume outstanding options or, if in connection with a merger or similar corporate reorganization, may accept the cancellation of outstanding options in return for the grant of new options; provided, however, that with respect to the shares subject to the new Option, there shall be no decrease in the aggregate exercise price of such shares, determined on an adjusted basis. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.
     5.7 Other Requirements Prior to Company’s Initial Public Offering. Prior to the Company’s initial public offering, Optionees shall receive Company financial statements at least annually.

ARTICLE 6 PAYMENT FOR OPTION SHARES.
     6.1 General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash at the time when such Common Shares are purchased, except as follows:
     (a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.
     (b) In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.
     6.2 Surrender of Stock. To the extent that this Section 6.2 is applicable, payment for all or any part of the Exercise Price may be made with Common Shares which have already been owned by the Optionee for more than six months. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan.
     6.3 Exercise/Sale. To the extent that this Section 6.3 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Common Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.
     6.4 Exercise/Pledge. To the extent that this Section 6.4 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Common Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.
     6.5 Promissory Note. To the extent that this Section 6.5 is applicable, payment may be made with a full-recourse promissory note; provided that the par value of the Common Shares shall be paid in cash.
     6.6 Other Forms of Payment. To the extent that this Section 6.6 is applicable, payment may be made in any other form that is consistent with applicable laws, regulations and rules.
ARTICLE 7 STOCK APPRECIATION RIGHTS.
     7.1 SAR Agreement. Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.
     7.2 Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 10. SARs granted to any Optionee in a single calendar year shall in no event pertain to more than 250,000 Common Shares, subject to adjustment in accordance with Article 10.
     7.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price. An SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.
     7.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. An SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. Except as explicitly provided otherwise in a SAR Agreement, in the event that an Optionee’s service is terminated for Cause, the SAR shall terminate upon the termination date of such Optionee’s service, and the Optionee shall be prohibited from exercising his or her SAR from and after the time of such termination of service
     SARs may also be awarded in combination with Options, Restricted Shares or Stock Units, and such an Award may provide that the SARs will not be exercisable unless the related Options, Restricted Shares or Stock Units are forfeited. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. An SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.
     7.5 Effect of Change in Control. The Committee may determine, at the time of granting an SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.
     7.6 Exercise of SARs. The exercise of an SAR shall be subject to the restrictions imposed by Rule 16b-3 (or its successor) under the Exchange Act, if applicable. If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of an SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price.
     7.7 Modification or Assumption of SARs. Within the limitations of the Plan (including, without limitation, Section 2.3), the Committee may modify, extend or assume outstanding SARs or, if in connection with a merger or similar corporate reorganization, may accept the cancellation of outstanding SARs in return for the grant of new SARs provided, however, that with respect to the shares subject to the new SARs, there shall be no decrease in the aggregate exercise price of such shares, determined on an adjusted basis. The foregoing notwithstanding, no modification of an SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.
ARTICLE 8 RESTRICTED SHARES AND STOCK UNITS.
     8.1 Time, Amount and Form of Awards. Awards under the Plan may be granted in the form of Restricted Shares, in the form of Stock Units, or in any combination of both. Restricted Shares or Stock Units may also be awarded in combination with NSOs or SARs, and such an Award may provide that the Restricted Shares or Stock Units will be forfeited in the event that the related NSOs or SARs are exercised.
     8.2 Payment for Awards. To the extent that an Award is granted in the form of newly issued Restricted Shares, the Award recipient, as a condition to the grant of such Award, shall be required to pay the Company in cash an amount equal to the par value of such Restricted Shares. To the extent that an Award is granted in the form of Restricted Shares from the Company’s treasury or in the form of Stock Units, no cash consideration shall be required of the Award recipients.
     8.3 Vesting Conditions. Each Award of Restricted Shares or Stock Units shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. A Stock Award Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of making an Award or thereafter, that such Award shall become fully vested in the event that a Change in Control occurs with respect to the Company.
     8.4 Performance Awards. Awards of Restricted Shares or Stock Units may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals (each, a “Performance Award”). A Performance Award may, but need not, require the completion of a specified period of service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of Common Shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 8.4 shall not exceed Two Hundred Fifty Thousand (250,000) Common Shares, subject to adjustment in accordance with Section 10.
     8.5 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 10.
     8.6 Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.
     8.7 Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Award Agreement.
ARTICLE 9 VOTING AND DIVIDEND RIGHTS.
     9.1 Restricted Shares. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Stock Award Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Such additional Restricted Shares shall not reduce the number of Common Shares available under Article 3.
     9.2 Stock Units. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.
ARTICLE 10 PROTECTION AGAINST DILUTION.
     10.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spinoff or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3, (b) the limitations set forth in Sections 5.2, 7.2 and 8.4, (c) the number of NSOs to be granted to Outside Directors under Section 4.2, (d) the number of Stock Units included in any prior Award which has not yet been settled, (e) the number of Common Shares covered by each outstanding Option and SAR or (f) the Exercise Price under each outstanding Option and SAR. Except as provided in this Article 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.
     10.2 Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Options, SARs, Restricted Shares and Stock Units shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration (provided the Company has previously had its initial public offering), or for settlement in cash.
ARTICLE 11 AWARDS UNDER OTHER PLANS.
     The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.
ARTICLE 12 PAYMENT OF DIRECTOR’S FEES IN SECURITIES.
     12.1 Effective Date. No provision of this Article 12 shall be effective unless and until the Board has determined to implement such provision.
     12.2 Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and meeting fees from the Company in the form of cash, NSOs, Restricted Shares, Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Article 12 shall be filed with the Company on the prescribed form.
     12.3 Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.
ARTICLE 13 LIMITATION ON RIGHTS.
     13.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent or a Subsidiary. The Company and its Parents and Subsidiaries reserve the right to terminate the service of any employee, consultant or director at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).
     13.2 Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the issuance of a stock certificate for such Common Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in Articles 8, 9 and 10.
     13.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
ARTICLE 14 LIMITATION ON PAYMENTS.
     The following provisions in this Article 14 are effective for Awards granted on or after November 7, 2002.
     14.1 Excise Tax. If any acceleration of the vesting of a Participant’s Awards under this Plan (“Acceleration”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Acceleration shall be reduced to the Reduced Amount. The “Reduced Amount” shall be whichever of the following which would provide the largest after-tax benefit to the Participant: (i) the largest portion of the Acceleration that would result in no portion of the Acceleration being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Acceleration, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Participant’s receipt, on an after-tax basis, of the greater amount of the Acceleration notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. In the event that the Acceleration is to be reduced, such Acceleration shall be cancelled in the reverse order of the date of grant of the Participant’s Awards unless the Participant elects in writing a different order for cancellation.
     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the transaction triggering the Acceleration (“Triggering Transaction”) shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Triggering Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
     14.2 Calculations. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Corporation and Participant within fifteen (15) calendar days after the date on which Participant’s right to Acceleration arises (if requested at that time by the Company or Participant) or at such other time as requested by the Company or Participant. If the accounting firm determines that no Excise Tax is payable with respect to an Acceleration, either before or after the application of the Reduced Amount, it shall furnish the Company and Participant with an opinion reasonably acceptable to Participant that no Excise Tax will be imposed with respect to such Acceleration. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Participant.
     14.3 Related Corporations. For purposes of this Article 14, the term “Company” shall include affiliated corporations to the extent determined by the accounting firm in accordance with section 280G(d)(5) of the Code.
ARTICLE 15 WITHHOLDING TAXES.
     15.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.
     15.2 Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions, including any restrictions required by rules of the Securities and Exchange Commission.
ARTICLE 16 ASSIGNMENT OR TRANSFER OF AWARDS.
     16.1 General. An Award granted under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the Company. Notwithstanding the foregoing, ISOs and, prior to the Company’s initial public offering, NSOs may not be transferable. However, this Article 16 shall not preclude a Participant from designating a beneficiary who will receive any outstanding Awards in the event of the Participant’s death, nor shall it preclude a transfer of Awards by will or by the laws of descent and distribution.
     16.2 Trusts. Neither this Article 16 nor any other provision of the Plan shall preclude a Participant from transferring or assigning Restricted Shares to (a) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant’s death, or (b) the trustee of any other trust to the extent approved in advance by the Company in writing. A transfer or assignment of Restricted Shares from such trustee to any person other than such Participant shall be permitted only to the extent approved in advance by the Company in writing, and Restricted Shares held by such trustee shall be subject to all of the conditions and restrictions set forth in the Plan and in the applicable Stock Award Agreement, as if such trustee were a party to such Agreement.
ARTICLE 17 FUTURE OF THE PLAN.
     17.1 Term of the Plan. The Plan, as set forth herein, was adopted on December 5, 1996, and became effective December 1, 1996, except that Articles 7, 8 and 9 shall not be effective prior to the date of the Company’s initial public offering. The Plan shall remain in effect until it is terminated under Section 17.2, except that no ISOs shall be granted after March 15, 2016.
     17.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.
ARTICLE 18 DEFINITIONS.
     18.1 “Award” means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.
     18.2 “Board” means the Company’s Board of Directors, as constituted from time to time.
     18.3 “Cause” means, with respect to a Participant, the occurrence of any of the following events:
     (a) Such Participant’s conviction of, or plea of guilty or no contest with respect to, (i) any crime involving fraud, dishonesty or moral turpitude, (ii) any felony under the laws of the United States or any state thereof, or (iii) any criminal law of a foreign jurisdiction which could result in imprisonment for more than one year;
     (b) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company that results in (or might reasonably result in) material harm to the Company;
     (c) such Participant’s intentional and material violation of any statutory duty owed to the Company;

     (d) such Participant’s unauthorized use or disclosure of the Company’s material confidential information, material trade secrets or material proprietary information; or
     (e) such Participant’s gross misconduct, gross negligence, intentional violation of a written policy of the Company or intentional violation of a fiduciary duty to the Company.
     18.4 “Change in Control” shall mean the occurrence of any of the following events:
     (a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;
     (b) A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either:
     (A) Had been directors of the Company 24 months prior to such change; or
     (B) Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or
     (c) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.
The term “Change in Control” shall not include the Company’s initial public offering or a transaction, the sole purpose of which is to change the state of the Company’s incorporation.
     18.5 “Code” means the Internal Revenue Code of 1986, as amended.
     18.6 “Committee” means a committee of the Board, as described in Article 2.
     18.7 “Common Share” means one share of the common stock of the Company.
     18.8 “Company” means Biosite Incorporated, a Delaware corporation.
     18.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     18.10 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.
     18.11 “Fair Market Value” means the market price of Common Shares, determined by the Committee as follows:

     (a) If the Common Shares were traded over-the-counter on the date in question but was not traded on the Nasdaq Stock Market or the Nasdaq National Market, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Common Shares are quoted or, if the Common Shares are not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.;
     (b) If the Common Shares were traded over-the-counter on the date in question and were traded on the Nasdaq Stock Market or the Nasdaq National Market, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by the Nasdaq Stock Market or the Nasdaq National Market;
     (c) If the Common Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and
     (d) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.
Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.
     18.12 “ISO” means an incentive stock option described in section 422(b) of the Code.
     18.13 “Key Employee” means (a) a common-law employee of the Company, a Parent or a Subsidiary, (b) an Outside Director and (c) a consultant or adviser who provides services to the Company, a Parent or a Subsidiary as an independent contractor. Service as an Outside Director or as an independent contractor shall be considered employment for all purposes of the Plan, except as provided in Sections 4.2 and 4.3.
     18.14 “NSO” means a stock option not described in sections 422 or 423 of the Code.
     18.15 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase one Common Share.
     18.16 “Optionee” means an individual or estate who holds an Option or SAR.
     18.17 “Outside Director” shall mean a member of the Board who is not a common-law employee of the Company, a Parent or a Subsidiary.
     18.18 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
     18.19 “Participant” means an individual or estate who holds an Award.
     18.20 “Performance Award” means an Award of Restricted Shares or Stock Units granted under the terms and conditions of Section 8.4.
     18.21 “Performance Criteria” means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (a) earnings per share; (b) earnings before interest, taxes and depreciation; (c) earnings before interest, taxes, depreciation and amortization; (d) total stockholder return; (e) return on equity; (f) return on assets, investment, or capital employed; (g) operating margin; (h) gross margin; (i) operating income; (j) net income (before or after taxes); (k) net operating income; (l) net operating income after tax; (m) pre-tax profit; (n) operating cash flow; (o) sales or revenue targets; (p) increases in revenue or product revenue; (q) expenses and cost reduction goals; (r) improvement in or attainment of working capital levels; (s) economic value added (or an equivalent metric); (t) market share; (u) cash flow; (v) cash flow per share; (w) share price performance; (x) debt reduction; (y) implementation or completion of projects or processes; (z) customer satisfaction; (aa) stockholders’ equity; (bb) achievements of product development milestones; (cc) regulatory achievements and/or approval of one or more products; (dd) progress of internal research, clinical, educational or commercial programs; (ee) progress of partnered programs; and (ff) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Committee. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement. The Committee shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period; for example, to the extent that the Performance Criteria are determinable under generally accepted accounting principles, the Committee may exclude items that would otherwise be included (or include items that would otherwise be excluded) under generally accepted accounting principles, provided that such exclusion (or inclusion) is provided in writing at the time the Committee establishes the Performance Goals for a Performance Period.
     18.22 “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Committee is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (a) to exclude restructuring and/or other nonrecurring charges; (b) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (c) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (d) to exclude the effects of any statutory adjustments to corporate tax rates; (e) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; and (f) to the extent than an Award is not intended to comply with Section 162(m) of the Code, to exclude other items as determined by the Committee. In addition, to the extent provided in an Award Agreement, the Committee may retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.
     18.23 “Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.
     18.24 “Plan” means this 1996 Stock Incentive Plan of Biosite Incorporated, as amended from time to time.
     18.25 “Restricted Share” means a Common Share awarded under the Plan.
     18.26 “SAR” means a stock appreciation right granted under the Plan.
     18.27 “SAR Agreement” means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.
     18.28 “Stock Award Agreement” means the agreement between the Company and the recipient of a Restricted Share or Stock Unit which contains the terms, conditions and restrictions pertaining to such Restricted Share or Stock Unit.
     18.29 ”Stock Option Agreement” means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

     18.30 ”Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.
     18.31 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
ARTICLE 19 EXECUTION.
     To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to affix the corporate name and seal hereto.

BIOSITE INCORPORATED
By

Rules of the Biosite Incorporated
1996 Stock Incentive Plan for Employees in France
Introduction.
     The Board of Directors (the “Board”) of Biosite Incorporated (the “Company”) has established the Biosite Incorporated 1996 Stock Incentive Plan (the “U.S. Plan”) for the benefit of certain employees of the Company, its parent and subsidiaries, including its subsidiary(ies) in France of which the Company holds directly or indirectly at least 10% of the share capital (the “French Subsidiary”). The U.S. Plan specifically authorizes the committee established by the Board to administer the U.S. Plan (the “Committee”) to adopt such rules or guidelines relating to the U.S. Plan (including with respect to options granted in France) as the Committee deems appropriate to implement the U.S. Plan. The Committee has determined that it is appropriate and advisable to establish a sub-plan for the purpose of permitting such options to qualify for French favorable local tax and social security treatment. The Committee, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting options that qualify for the favorable tax and social security treatment in France applicable to options granted under Sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended, to qualifying employees who are resident in France for French tax purposes (the “French Optionees”). The terms of the U.S. Plan, as set out in Appendix 1 hereto, shall, subject to the modifications in the following rules, constitute the Rules of the Biosite Incorporated 1996 Stock Incentive Plan for Employees in France (the “French Plan”).
     Under the French Plan, the French Optionees will be granted only Options as defined in Section 2 hereunder. In no case will they will granted other awards, e.g., stock appreciation rights, restricted shares, restricted stock units or any other type of award, as described in the U.S. Plan.
Definitions.
     Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:
     (a) Option. The term “Option” shall have the following meaning:
Purchase stock options that are rights to acquire Common Shares repurchased by the Company prior to the vesting of the Options; or
Subscription stock options that are rights to subscribe for newly issued Common Shares.
     (b) Closed Period. The term “Closed Period” means specific periods as set forth by Section L. 225-177 of the French Commercial Code, as amended, during which French qualifying Options cannot be granted, so long as such Closed Periods are applicable to Options, as described in Section 9 below.
     (c) Grant Date. Notwithstanding any provisions in the U.S. Plan to the contrary, the term “Grant Date” shall be the date on which both (a) the French Optionee is designated, and (b) the terms and conditions of the Option including the number of Common Shares and the method for determining the Exercise Price are specified. In no event shall the Grant Date be during a Closed Period. In such a case, the effective Grant Date for the French Optionee would be the date described in Section 9 below.
     (d) Disability. The term “Disability” is defined in accordance with categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended.
Entitlement to Participate.
     (a) Subject to Section 3(b) below, any individual who, on the Grant Date, is either bound to the French Subsidiary by an employment contract (“contrat de travail”) or who is a corporate officer of the French Subsidiary, shall be eligible to receive Options under the French Plan provided that he or she also satisfies the eligibility conditions of the U.S. Plan.
     (b) Notwithstanding any provision in the U.S. Plan to the contrary, Options may not be issued under the French Plan to employees or corporate officers owning more than ten percent (10%) of the Company’s capital shares or to individuals other than employees and corporate officers of the French Subsidiary. Options may not be issued to directors of the French Subsidiary, other than managing directors (Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de sociétés par actions), unless they are employed by the French Subsidiary, as defined by French law.
Non-Transferability of Option.
     Notwithstanding any provision in the U.S. Plan to the contrary and, except in the case of death, Options cannot be transferred to any third party. In addition, the Options are only exercisable by the French Optionee during the lifetime of the French Optionee.
Conditions of the Option/Exercise Price.
     (a) Notwithstanding any provision in the U.S. Plan to the contrary, the terms and conditions of the Options shall not be modified after the Grant Date, except that the Exercise Price and number of Common Shares subject to the Option may be modified as provided under Section 7 below, or as otherwise in keeping with French law.
     (b) The Options will vest and become exercisable pursuant to the terms and conditions set forth in the U.S. Plan, this French Plan and the respective Stock Option Agreement delivered to each French Optionee. Notwithstanding any provision in the U.S. Plan to the contrary, the French Optionee will not be permitted to sell Common Shares acquired upon exercise of an Option before the expiration of the applicable holding period for French qualifying Options set forth by Section 163 bis C of the French Tax Code, as amended, except as provided in this French Plan or as otherwise in keeping with French law. To prevent the French Optionee from selling the Common Shares subject to the Option before the expiration of the applicable holding period, the Committee may, in its discretion, restrict the vesting and/or exercisability of the Option and/or the sale of Common Shares until the expiration of the applicable holding period, as set forth in the Stock Option Agreement to be delivered to each French Optionee. However, the French Optionee may be permitted to vest in or exercise the Option or sell the Common Shares subject to the Option before the expiration of the applicable holding period in the cases of dismissal, forced retirement, Disability or death, as defined in Section 91 ter of Exhibit II to the French Tax Code, as amended, and in applicable Circulars
     (c) The method for determining the Exercise Price payable pursuant to Options issued hereunder shall be fixed by the Committee on the Grant Date, but in no event shall the Exercise Price per Common Share be less than the greater of:
(1) With respect to purchase stock options, the higher of either 80% of the average quotation price of Common Shares during the 20 days of quotation immediately preceding the Grant Date or 80% of the average purchase price paid for such Common Shares by the Company;
(2) With respect to subscription stock options, 80% of the average quotation price of Common Shares during the 20 days of quotation immediately preceding the Grant Date; and
(3) The minimum Exercise Price permitted under the U.S. Plan.
6. Payment of Exercise Price and Withholding.
     Notwithstanding any provisions in the U.S. Plan to the contrary, upon exercise of an Option, the full Exercise Price and any required tax and/or social security contributions to be withheld by the French Subsidiary on behalf of the French Optionee will have to be paid either in cash, by check or by wire transfer. Under a cashless exercise program, the French Optionee may also give irrevocable instructions to a stockbroker to properly deliver the Exercise Price to the Company. Notwithstanding any provisions in the U.S. Plan to the contrary, no delivery of prior owned Common Shares having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Common Shares may be used as consideration for exercising an Option.
7. Adjustments.
     Notwithstanding any provisions of the U.S. Plan to the contrary, in compliance with French law, adjustments to the Exercise Price and/or the number of Common Shares subject to an Option issued hereunder shall be made to preclude the dilution or enlargement of benefits under the Option only in the event of one or more of the transactions listed below by the Company. Furthermore, even upon occurrence of one or more of the transactions listed below, no adjustment to the kind of securities to be granted shall be made (i.e., only Options to acquire Common Shares, or the equivalent, that are neither convertible nor exchangeable into other securities or into cash shall be granted to French Optionees). The transactions are as follows:
•	an issuance of new Common Shares for cash consideration reserved to the Company’s existing shareholders;

•	an issuance of convertible or exchangeable bonds reserved to the Company’s existing shareholders;

•	a capitalization of retained earnings, profits, or issuance premiums;

•	a distribution of reserves by payment in cash or Common Shares;

•	a cancellation of Common Shares in order to absorb losses; and

•	a repurchase by the Company of its own Common Shares at a price higher than their then current quotation price in the open market.
8. Reorganization.
     In the event that a significant decrease in the value of Options granted to French Optionees occurs or is likely to occur as a result of a reorganization or a Change in Control as described in the U.S. Plan, the Committee may, in its sole discretion, but shall not be required to, authorize the immediate vesting and exercise of Options and the sale of Common Shares before the date on which any such reorganization or Change in Control becomes effective. If this occurs, the Options may not receive favorable tax and social security treatment under French law.
9. Closed Periods.
     Notwithstanding any provisions in the U.S. Plan to the contrary and since Common Shares are traded on a regulated market, Options shall not be granted to French Optionees during the Closed Periods defined by Section L. 225-177 of the French Commercial Code, as amended, so long as such Closed Periods are applicable to the Options. If the Grant Date were to occur during an applicable Closed Period, the effective Grant Date for French Optionees shall be the first date following the expiration of the Closed Period which would not be a prohibited Grant Date under the U.S. Plan rules, as determined by the Committee.
10. Termination of Employment/Service.
     If a termination of employment is due to death, the Option shall be exercisable as set forth in Section 11 below.
     In the event of a termination of employment for reasons other than death, the Option shall be exercisable as set forth in the Stock Option Agreement entered into with the French Optionee.
11. Death.
     In the event of the death of a French Optionee, all unforfeited Options shall become immediately vested and exercisable. The French Optionee’s heirs may exercise the Options within six months following the death, but any outstanding Option which remains unexercised shall expire six months following the date of the French Optionee’s death. The six-month exercise period will apply without regard to the term of the Option.

12. Term of the Option.
     The term of the Option will be nine years and six months, unless otherwise specified in the applicable Stock Option Agreement. This term can be extended only in the event of the death of the French Optionee, and in no event will the term exceed ten years.
13. Interpretation.
     In the event of any conflict between the provisions of the present French Plan and the U.S. Plan, the provisions of the French Plan shall control for any grants made thereunder to French Optionees.
     It is intended that Options granted under the French Plan shall qualify, subject to fulfillment of any applicable legal, tax and reporting obligations, for the favorable tax and social security charges treatment applicable to stock options granted under Sections L. 225-177 to L. 225-186 of the French Commercial Code, as subsequently amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security administrations.
14. Employment Rights.
     The adoption of this French Plan shall not confer upon the French Optionees, or any employees of the French Subsidiary, any employment rights and shall not be construed as part of the French Optionees’ employment contracts, if any.
15. Amendments.
     Subject to the terms of the U.S. Plan, the Committee reserves the right to amend or terminate the French Plan at any time. Such amendments would only apply to future grants and would not be retroactive.
16. Effective Date.
     This amended and restated French Plan is effective as of June 18, 2004.